Exhibit 5.1

OLSHAN FROME WOLOSKY LLP

1325 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10019

April 9, 2019

Digirad Corporation

1048 Industrial Court

Suwanee, Georgia 30024

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Digirad Corporation, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (“Act”), covering up to 600,000 shares of Series A Cumulative Term Preferred Stock of the Company, including the underwriters’ over-allotment option (collectively the “Series A Preferred Stock”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, such shares of Series A Preferred Stock will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution, all applicable judicial and regulatory determinations in connection therewith. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP